UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2014

INTERCONTINENTALEXCHANGE GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36198	46-2286804
(Commission File Number)	(IRS Employer Identification No.)

2100 RiverEdge Parkway, Suite 500
Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

(770) 857-4700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As a matter of policy, IntercontinentalExchange Group, Inc. (the “Company”) does not provide forward looking financial targets, which is consistent with the businesses in our segment, but the Company is providing additional details regarding the performance metrics for the one-time performance-based restricted stock unit awards granted to Jeffrey C. Sprecher, Chairman of the Board of Directors and Chief Executive Officer, and other officers on November 12, 2013 in connection with the Company’s acquisition of NYSE Euronext. The one-time performance-based restricted stock unit awards will be earned based on achievement of Cumulative EBITDA during the performance period divided by January 1, 2017 headcount (the Target Performance amount is $1,770,047) as described below. The performance period is January 1, 2014 to December 31, 2016.

	Performance Below 50% of Target Performance (Threshold Performance)[1]	Performance at 50% of Target Performance	Performance at 90% of Target Performance	Performance from 90% to 120% of Target Performance	Performance Greater than 120% of Target Performance (Maximum Performance)
Cumulative EBITDA divided by January 1, 2017 Headcount[1,2]	< $885,024	$885,024	$1,593,042	$1,593,043 - $2,124,056	> $2,124,056
% of Target Performance Share Grant Earned[3]	0%	50%	90%	100%	105%

1 The Cumulative EBITDA goal will not be adjusted to reflect the effect of any material business transaction as determined by the compensation committee. Actual Cumulative EBITDA and January 1, 2017 headcount will be adjusted to exclude the EBITDA and headcount impact of any future material business transaction. The calculation of actual Cumulative EBITDA will be adjusted to eliminate the effect of any material one-time items, including changes in accounting principles, atypical non-federal income tax items, and all acquisition related expenses.

2 No Performance RSUs will be earned for performance below 50% of Target Performance or if the Company does not achieve a minimum Cumulative EBITDA (defined as the Company’s consolidated Earnings Before Interest, Taxes, Depreciation and Amortization over the applicable performance period, subject to certain adjustments).

3 Awards will be prorated on a straight-line basis between performance levels of 50% to 90% of achievement. There will be no straight-line proration between any other performance levels.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

INTERCONTINENTALEXCHANGE GROUP, INC.

Date: May 2, 2014	By:	/s/ Scott A. Hill
	Name: Title:	Scott A. Hill Chief Financial Officer